UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 1, 2019
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-49728		87-0617894
(State or other jurisdiction of incorporation)	(Commission File Number)		(I.R.S. Employer Identification No.)

27-01 Queens Plaza North	Long Island City	New York	11101
(Address of principal executive offices)			(Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	JBLU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2019, JetBlue Airways Corporation (“JetBlue” or the “Company”) entered into the First Amendment to the Amended and Restated Credit and Guaranty Agreement (the “First Amendment”), amending its Amended and Restated Credit and Guaranty Agreement, dated as of April 6, 2017 (the “Existing Credit Facility”, and as amended by the First Amendment, the “Amended Credit Facility”), among the Company, the lenders party thereto from time to time and Citibank, N.A., as administrative agent (the “Agent”). The First Amendment is among JetBlue, the Agent and the lenders party thereto.

The First Amendment modifies the Existing Credit Facility to, among other things, (i) increase the lending commitments by $125 million, for total lending commitments of $550 million and (ii) establish the maturity date for the $550 million in lending commitments as August 1, 2023. JetBlue has not made any drawings under the Amended Credit Facility as of the date of this report.

Borrowings under the Amended Credit Facility bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR, plus a margin of 2.00% per annum, or another rate (at JetBlue’s election) based on certain market interest rates, plus a margin of 1.00% per annum, in each case with a floor of 0%.

The obligations of JetBlue under the Amended Credit Facility are secured by liens on (i) certain take-off and landing rights of JetBlue at John F. Kennedy International Airport, LaGuardia Airport and Ronald Reagan Washington National Airport and certain related assets and (ii) certain eligible aircraft spare parts (the “Collateral”). Under the terms of the Amended Credit Facility, JetBlue may also pledge cash and cash equivalents, aircraft, engines and flight simulators as collateral.

The affirmative and negative covenants included in the Existing Credit Facility that restrict the Company’s ability to, among other things, dispose of Collateral or merge, consolidate or sell assets, continue to be applicable to the Amended Credit Facility.  The Amended Credit Facility also includes provisions that require the Company to maintain (i) unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities (including the Amended Credit Facility) aggregating not less than $550 million and (ii) a minimum ratio of the borrowing base of the Collateral (determined as the sum of a specified percentage of the appraised value of each type of Collateral) to outstanding obligations under the Amended Credit Facility of not less than 1.0 to 1.0. If the Company does not meet the minimum collateral coverage ratio, it must either provide additional collateral to secure its obligations under the Amended Credit Facility or repay the loans under the Amended Credit Facility (or both) to the extent necessary to maintain compliance with the collateral coverage ratio.

The Amended Credit Facility contains events of default customary for similar financings. Upon the occurrence of an event of default, the outstanding obligations under the Amended Credit Facility may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to JetBlue, each lender under the Amended Credit Facility has the right to require the Company to repay any loan that it has made under the Amended Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)

Date:	August 1, 2019	By:	/s/ Alexander Chatkewitz
Vice President, Controller, and Chief Accounting Officer (Principal Accounting Officer)